Exhibit 4.50

SHANGHAI CHANGLIN NETWORK TECHNOLOGY CO LTD

(a company incorporated in Shanghai, PRC)

And

ADVANCED HEALTH INTELLIGENCE LIMITED

(ACN 602 111 115)

EXCLUSIVE PERPETUAL SOFTWARE LICENSE AGREEMENT FOR THE PEOPLES REPUBLIC OF CHINA (PRC).

Advanced Health Intelligence Contract Reference: AHI010035

THIS AGREEMENT IS DATED 2nd day of August 2023.

Parties

ADVANCED HEALTH INTELLIGENCE LIMITED (ASX: AHI) (NASDAQ: AHI) (ACN 602 111 115) of Unit 5/71-73 South Perth Esplanade, South Perth, Western Australia 6151 (AHI).

AND

SHANGHAI CHANGLIN NETWORK TECHNOLOGY CO LTD (a company incorporated in the PRC (Room 801, D1, 1500 Century Avenue, Shanghai Pilot Free Trade Zone, Shanghai, PRC 200120) (SCNT or Reseller).

Background

A.	Advanced Health Intelligence (AHI) owns, and has the right to licence, the Advanced Health Intelligence Platform (AHI Platform).

B.	Changlin Network Technology Co Ltd (SCNT) seeks a licence to Commercialise the AHI Platform Exclusively throughout PRC.

C.	The Parties wish to record the terms and conditions of their agreement on the terms and conditions of this Agreement.

D.	The agreement is binding within the boundaries of the agreement.

It is agreed:

1.	SUBSEQUENT AGREEMENTS

1.1	Master Services Agreement

Within thirty (120) days of the Commencement Date, the Parties agree to enter into an AHI Master Services Agreement (AHI MSA). The AHI MSA enables the Reseller to integrate the AHI Platform into the Reseller’s Platform (SCNT Platform).

1.2	Client Commercial Contracts

Where the Reseller sublicenses the Combined Application (SCNT Platform with the AHI Platform integrated) to a Client, the Client and Reseller must enter into a commercial contract (Client Commercial Contract). The Customer Commercial Contract must be consistent with the guidelines provided by AHI.

1.3	SDK End User License Agreement

Upon the license holder entering an agreement with a commercial partner, the license holder will require an SDK End User License Agreement. This agreement is designed to fulfil the Chinese Government’s regulations on Foreign Technology Licenses while simultaneously ensuring the necessary protections for AHI and the license holder (SDK EULA). AHI will supply templates to the License Holder that may be adapted for the localisation under the agreement.

2.	Reference Schedule, DEFINITIONS, and interpretation

2.1	Reference Schedule

Where a term used in this Agreement appears in bold type in the Reference Schedule, that term has the meaning shown opposite it in the Reference Schedule.

2.2	Definitions

In this Agreement:

Active User means a single user of the AHI Platform or Combined Application who can be identified by a unique identification reference, email address or username who has either created or accessed an account in the AHI Platform or the Combined Application.

Client Commercial Contract has the meaning given in clause 1.2.

Add-on means a separate application which, although Commercialised concurrently with other application(s), is not integrated into a Combined Application with the other application(s) Commercialised concurrently.

Agreement means this agreement.

API means application program interface (in source and binary form).

Background IP means any Intellectual Property Rights created prior to, or independently of this Agreement, including any Intellectual Property Rights owned by third parties.

Business Day means:

(a)	if determining when a notice, consent or other communication is given, a day that is not a Saturday, Sunday or public holiday in the place to which the notice, consent or other communication is sent; and

(b)	for any other purpose, a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in Perth, Australia.

Business Hours means 9am to 5pm on Business Days.

Change of Control means a change in:

(a)	control of the composition of the board of directors of the corporation;

(b)	control of more than half the voting rights attaching to shares in the corporation; or

(c)	control of more than half the issued shares of the corporation (not counting any share which carries no right to participate beyond a specified amount in the distribution of either profit or capital).

Clients means any individual, business or corporation which is granted a licence to use either Combined Application or the AHI Platform independently (separately, as an Add-on to any AHI Platform or as a Combined Application) from SCNT or AHI (or its Related parties), whether or not such licence covers additional subject matter.

Combined Application means the end product of combining the AHI Platform and the SCNT Platform.

Commercialise and Commercialisation has the following meaning in relation to the Platforms: to use, reproduce, make available, publicise, advertise, market, promote, sub-license, sell, provide or distribute to Clients, the Platforms (as an Add-on to any AHI Platform or as a Combined Application), or to keep it, maintain it, modify it (but only with the prior written consent of AHI and/or SCNT as the context requires), and support it for the purpose of doing any of those things.

For clarity, for each commercial opportunity, the Parties will enter into a full Client Commercial Contract as contemplated by clause 1.2.

Confidential Information means, in relation to each party (for the purposes of this definition, the “Discloser”), all information owned, disclosed or made available by or on behalf of the Discloser, relating to or comprised in:

(a)	proprietary software tools, business processes, project management methodologies and tools, software testing and verification methods, solution architecture models and solutions, reports, plans, specifications, project documents, operational information and technical information;

(b)	know-how, ideas, marketing strategies, operational information and financial information;

(d)	the business affairs (including products, services, Clients, agreements and suppliers);

(e)	strategic, financial and accounting information regarding the Discloser’s business, including information in relation to particular business opportunities;

(f)	other information, which, by its nature or by the circumstances of its disclosure, is or could reasonably be expected to be regarded as confidential; and

(g)	any Materials embodying any of the above information;

but excluding any such information:

(h)	which is publicly known;

(i)	which is disclosed without restriction by a third party and without any breach of confidentiality by that third party; or

(j)	which is developed or known independently by a party without reliance on any of the Discloser’s confidential information.

Consequential Loss means any of the following: loss of revenue; loss of profits; loss of opportunity to make profits; loss of business; loss of business opportunity; loss of use or amenity, or loss of anticipated savings; special, exemplary or punitive damages; and any loss which does not directly and naturally flow in the normal course of events from the occurrence of the event giving rise to the liability for such loss, whether or not such loss was in the contemplation of the Parties at the time of entry into this Agreement; including any of the above types of loss arising from an interruption to a business or activity.

Corporations Act means the Corporations Act 2001 (Cth).

Data Processing Agreement means an agreement that documents the data controller’s requirements under data protection laws including the Privacy Act 1988, PRC’s Personal Information Protection Law (PIPL) and all other applicable laws in relation to the processing of Active User data on the AHI Platform or the Combined Application.

Developed IP means any Intellectual Property Rights:

(a)	which are created during the Term at the written request of a Party, in the course of this Agreement; or

(b)	created, discovered or coming into existence as a result of utilising rights or carrying out tasks or obligations in connection with this Agreement (including the rights under the Licences but without restriction to local IP developed for the PRC Market).

For clarity, Intellectual Property Rights created during the Term that do not meet the criteria in Clauses (a) or (b) above are classified as Background IP.

Documentation means the user manuals or reference manuals supplied by a party for use of the AHI Platform and/or Combined Application, together with such Revisions to them, as that party may publish from time to time.

Exceptional Circumstance means a circumstance beyond the reasonable control of the Parties which results in a party being unable to observe or perform on time an obligation under the agreement. Such circumstances include, but are not limited to, the following:

(a)	adverse changes in government regulations;

(b)	any disaster or act of God, lightning strikes, atmospheric disturbances, earthquakes, floods, storms, explosions, fires and any natural disaster;

(c)	acts of war, acts of public enemies, terrorism, riots, civil commotion, malicious damage, sabotage and revolution;

(d)	strikes or industrial disputes; or

(e)	acts or omissions of any third-party network providers (such as internet, telephony or power provider).

Exclusivity means that the licensee has the sole rights to use, and sell the licensed technology, within the territory, and no other parties, including the licensor, can exercise these rights during the term of the agreement.

Further Term has the meaning given in clause 3.2.

PIPL means PRC’s Personal Information Protection Law required in the territory where the platforms will be distributed.

Government Body means:

(a)	any person, body or other thing exercising an executive, legislative, judicial or other governmental function of any country or political subdivision of any country;

(b)	any public authority constituted by or under a law of any country or political subdivision of any country; and

(c)	any person deriving a power directly or indirectly from any other Government Body.

GST means GST as that term is defined in the GST Law, and any interest, penalties, fines or expenses relating to such GST. For payments which are subject to similar consumption taxes in other jurisdictions, references to GST are to be read as references to those consumption taxes as applicable with the necessary changes.

GST Law means the A New Tax System (Goods and Services Tax) Act 1999 (Cth) and/or associated Commonwealth legislation, regulations and publicly available rulings.

IAMA means The Institute of Arbitrators & Mediators Australia or, in the event that The Institute of Arbitrators & Mediators Australia ceases to exist or to provide mediation services, a professional dispute resolution organisation of equivalent standing.

Insolvency Event means: means an event of bankruptcy or insolvency, an assignment for the benefit of creditors, the appointment of a receiver, receiver and manager, provisional liquidator, liquidator and official manager or any similar person to any assets of a person, a failure to comply with a statutory demand, or anything else which occurs which is analogous or has a substantially similar effect, under the laws of any jurisdiction, or the person is otherwise insolvent or unable to pay its debts as and when they fall due.

Intellectual Property Rights means all current and future registered and unregistered rights in respect of copyright, circuit layouts, designs, trademarks, know-how, confidential information, patents, inventions, plant breeder’s rights and discoveries and all other intellectual property as defined in article 2 of the convention establishing the World Intellectual Property Organisation 1967.

Law means any statute, rule, regulation, proclamation, order in council, ordinance, local law or by-law, whether present or future; or state, federal or otherwise.

Level 1 Support has the meaning given in Schedule 2.

Level 2 Support has the meaning given in Schedule 2.

Level 3 Support has the meaning given in Schedule 2.

Liability means a debt, liability or obligation, whether actual, contingent or prospective; present or future; qualified or unqualified; or incurred jointly or severally with any other person.

Licences means the AHI Platform Licence and the SCNT Platform Licence.

Loss means any loss (including Consequential Loss), diminution in value or deficiency of any kind whether direct, indirect, consequential, or otherwise.

Material means property, information, software, firmware, documented methodology or process, documentation or other material in whatever form, including any reports, specifications, business rules or requirements, user manuals, user guides, operations manuals, training materials and instructions, and the subject matter of any category of Intellectual Property Rights.

Advanced Health Intelligence Platform has the meaning given in Reference Schedule 1.

Advanced Health Intelligence Platform Licence has the meaning given in clause 4.1.

Gross Revenue Share means Gross revenue share” refers to the distribution of a portion of the generated income or proceeds between parties based on an agreed-upon percentage.

Nominated Application means the AHI Platform or Combined Application (as the context requires).

Parties means Changlin Network Technology Co Ltd and Advanced Health Intelligence Ltd.

Personnel means in relation to a party, any Related Body Corporate, associated entity, employee, officer, agent, contractor, or sub-contractor, professional adviser of that party.

Perpetual means this license shall be perpetual, meaning that it shall continue in effect indefinitely unless otherwise terminated in accordance with provisions set forth in this Agreement

Platforms means the AHI Platform and the SCNT Platform.

Pricing is as detailed in Schedule 3.

Privacy Law means the Privacy Act 1988 (Cth) or such law as required under PRC.

Product Integration means the integration of the AHI Platform into the CTI Platform.

Reference Schedule means Schedule 1.

Related Body Corporate has the meaning given to that term in section 9 of the Corporations Act 2001 (Cth).

Revisions means modified or enhanced versions of either Nominated Application that may correct errors or provide minor performance or functionality enhancements to that application (Revised Application), along with natural successors to the specific Revised Application, but not new or different software that a party may market and licence for additional payments or as a new or separate.

SDK and Software Development Kit means a collection of software development tools in one installable package.

SDK EULA and Software Development Kit EULA means a Software Development Kit agreement between the licensee, its clients and or AHI.

Standstill period refers to a mutually agreed duration during which one the company commits not to offer or sell the license within the jurisdiction, effectively pausing any such activities to maintain the status quo for the designated time frame.

Sublicense refers to the right granted by the original licensee to a third party to use, or sell the licensed technology under the terms and conditions stipulated in the original license agreement.

a Client and a Party which applies to its use or licence of the AHI Platform or the SCNT Platform (whether or not as part of a broader licence in relation to a Combined Application), the terms of which must be satisfactory to both Parties; or

the Parties, which documents each Party’s rights and obligations in relation to the use of the other Party’s SDK.

Tax Invoice means a tax invoice compliant with the requirements of the GST Law or any other applicable law.

2.3	Interpretation

(a)	Unless the contrary intention appears, a reference in this Agreement to:

(i)	this Agreement or another document includes any variation or replacement of it despite any change in the identity of the Parties;

(ii)	one gender includes the others;

(iii)	the singular includes the plural and the plural includes the singular;

(iv)	a person, partnership, corporation, trust, association, joint venture, unincorporated body, Government Body or other entity includes any other of them;

(v)	an item, recital, clause, subclause, paragraph, schedule or attachment is to an item, recital, clause, subclause, paragraph of, or schedule or attachment to, this Agreement and a reference to this Agreement includes any schedule or attachment;

(vi)	a party includes the party’s executors, administrators, successors, substitutes (including a person who becomes a party by novation) and permitted assigns;

(vii)	any statute, ordinance, code or other law includes regulations and other instruments under any of them and consolidations, amendments, re-enactments or replacements of any of them;

(viii)	money is to US dollars, unless otherwise stated; and

(ix)	a time is a reference to Perth, Australia time unless otherwise specified.

(b)	The words include, including, such as, for example, and similar expressions are not to be construed as words of limitation.

(c)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(d)	Headings and any table of contents or index are for convenience only and do not affect the interpretation of this Agreement.

(e)	A provision of this Agreement must not be construed to the disadvantage of a party merely because that party or its advisers were responsible for the preparation of this Agreement or the inclusion of the provision in this Agreement.

2.4	Business Days

(a)	If anything under this Agreement must be done on a day that is not a Business Day, it must be done instead on the next Business Day.

(b)	If an act is required to be done on a particular day, it must be done before 5.00pm on that day, or it will be considered to have been done on the following day.

3.	Term

3.1	Term

(a)	The license is restricted to the PRC and may not be exploited in any jurisdiction outside of PRC.

(b)	The license term shall be perpetual, meaning that it shall continue in effect indefinitely, unless otherwise terminated in accordance with the provisions set forth in this Agreement.

(c)	commences on the Commencement Date unless otherwise terminated per this Agreement.

3.2	Expiry Notice

In the event, the License payment is not received by AHI within 90 days of signing this agreement. Either party may provide an Expiry Notice to the other party.

4.	Advanced Health Intelligence Platform Licence

4.1	Grant of Advanced Health Intelligence Platform Licence

AHI grants SCNT an exclusive and irrevocable licence to Commercialise the AHI Platform, separately, or as an Add-on to the Changlin Network Technology Co Ltd Platform as a Combined Application, to its Clients for the Term of the (Licence).

For the avoidance of doubt, a Variant Combined Application is an application developed exclusively by SCNT for the exclusive use of SCNT partners/clients. The Variant Application may retain dependencies upon the AHI platform.

SCNT agrees that any improvements, modifications, or enhancements made to the AHI technology by the SCNT during the term of this Agreement shall be made available to the AHI. Such improvements shall be provided to the AHI in a timely manner, and AHI shall have the right to utilise, incorporate, and distribute these improvements within its own implementation of the technology in other jurisdictions. AHI shall be entitled to all rights and benefits associated with these improvements, subject to the terms and conditions of this Agreement. SCNT shall not withhold or restrict the sharing of improvements with AHI, and both parties shall cooperate in good faith to ensure the seamless transfer and integration of such improvements.

4.2	Acknowledgements

SCNT acknowledges and agrees that:

(a)	the AHI Platform is licensed, and not sold, to SCNT by AHI for use only under the terms of this Agreement;

(b)	AHI owns the AHI Platform processes and all intellectual property rights in the AHI Platform process and Documentation throughout the world;

(c)	AHI reserves all rights not expressly granted to SCNT;

(d)	SCNT has no right to have access to the AHI Platform’s source code form or in unlocked coding or with comments (other than in accordance with this Agreement); and

(e)	SCNT has no rights in, or to, the AHI Platform or the Documentation other than the right to use them in accordance with this Agreement.

(f)	SCNT has no right to sublicence the AHI Platform to a third party without prior consent.

(g)	SCNT will be granted access to any third-party applications involved in the process, provided that AHI maintains its access permissions from the respective third party.

4.3	Advanced Health Intelligence Platform upgrades

The terms of this Agreement will govern any AHI Platform upgrades provided by AHI.

5.	amending the sdk EULA

5.1	Proposed SDK EULA Amendments Notice

AHI may at any time amend its respective SDK EULA (Amending Party) on providing at least fourteen (14) days prior written notice of the proposed amendments to the SDK EULA to the other Party (“Proposed SDK EULA Amendments Notice”). The amendment may not do harm to either party.

5.2	Objection Notice

(a)	If the other Party does not wish to accept the Proposed SDK EULA Amendments Notice, it must notify the Amending Party in writing within seven (7) days of the date of the Proposed SDK EULA Amendments Notice that it objects to the Proposed SDK EULA Amendments Notice (“Objection Notice”).

(i)	If the other party does not adopt the proposed SDK EULA the development of the other parties SDK EULA will be frozen. Forward development will thereafter be forked and the other party will not have access to ongoing support or further development.

(b)	If an Objection Notice is issued by the other Party pursuant to clause (a), this Agreement will terminate seven (7) days after the date of the Objection Notice, unless the Amending Party notifies the other Party prior to the expiry of that seven (7) day period that it withdraws the Proposed SDK EULA Amendments Notice.

(c)	If an Objection Notice is not issued in accordance with clause (a), the other Party will be deemed to have irrevocably accepted the Proposed SDK EULA Amendments Notice, and the Proposed SDK EULA Amendments Notice will become legally binding on the Parties to this Agreement on and from the fourteenth (14th) day following the Proposed SDK EULA Amendments Notice.

5.3	Forking of the Licensed Technology

(a)	In the event that the Licensee decides to create a fork of the licensed technology, the Licensee shall adhere to the terms and conditions of this Agreement for the forked project.

(b)	Any derivative work resulting from the fork, including modifications, enhancements, or new features, shall be subject to the same licensing terms and obligations as the original licensed technology.

(c)	The Licensee shall clearly indicate the forked status of the project and provide appropriate attribution to the original licensor in all distributions and documentation related to the forked project.

(d)	The Licensor shall have no responsibility or liability for the development, maintenance, or support of the forked project, and the Licensee assumes full responsibility for its forked project, including any associated legal and compliance obligations.

6.	Software Obligations

6.1	Third-Party Software

SCNT acknowledges and recognises that AHI has an existing reseller agreement with Nuralogix Corporation for the provision of the Transdermal Optical Imaging component, which is used as part of various processes within the AHI platform.

SCNT acknowledges and understands that should AHI lose access to the Nuralogix component of the process for reasons beyond AHI’s control, AHI will act in good faith and do all things reasonable to work with SCNT to replace the functionality of the lost component.

6.2	Integration of the Platforms

(a)	The Parties agree to work together to design, develop and integrate the AHI Platform into the SCNT Platform according to the timeline and functional specifications set out in Reference Schedule, Clause 9 Product Integration.

(b)	The Parties each agree to make available sufficient personnel and resources to prioritise the Product Integration.

(c)	Other than as set out in Reference Schedule, Clause 9 Product Integration, each of the Parties will bear their own costs and expenses associated with the Product Integration.

(d)	SCNT will undertake the Android and iOS localisation and integration of the AHI Platform.

(e)	SCNT may undertake further localisations and integration to support additional operating environments and local requirements.

6.3	Advanced Health Intelligence Platform and PRC Technologies. Inc Platform Obligations

(a)	The Parties, agree that any updates or modifications to either the AHI Platform or SCNT Platform pursuant to this Agreement at all times require the prior written approval of the Parties and will be undertaken by either Party at the upgrading Party’s expense, or as agreed in writing by both Parties.

(b)	Restricted Jurisdiction: The ownership rights to the IP developed by SCNT is retained by SCNT, and rights to the use of the IP will be provided to AHI, which shall be limited to the jurisdiction outside of the license granted under this agreement.

(c)	The Parties agree to provide all reasonable assistance, Materials and training to each other in order for it to make any updates to the Combined Application reasonably required as a result of any updates or modifications to the AHI Platform for the SCNT Platform, including but not limited to, providing access to and use of:

(i)	all necessary Documentation; and

(ii)	Personnel.

6.4	Support services

Each party is responsible for supporting its own Nominated Application. For the avoidance of any doubt, both Parties agree that their obligations to provide support, including but not limited to any obligations to provide Level 2 and 3 Support, as per Schedule 2.

7.	Co-branding and publicity

(a)	Where applicable, each party agrees, to include all trademarks owned by the other party and any trademarks adopted by the Party from time to time (Trademarks) on all entire and partial copies of the Platforms in any form or on any application or on any related promotional and technical materials.

(b)	Further, the Parties agree, where applicable, to include all copyright notices of the other on all entire and partial copies of the Platforms in any form.

(c)	The Parties, (or its Related Bodies Corporate) owns the trademarks identified in the Reference Schedule.

(d)	The Parties may use the Trademarks, and the Trademarks, in relation to any Combined Application for the purpose of Commercialising the Platform in accordance with the terms of this Agreement.

(e)	The Parties may produce and display promotional materials of any Combined Application and as otherwise may be reasonably required to carry out the terms of this Agreement, during the Term.

(f)	A Party may produce and display technical materials of the Application, provided it seeks and receives written permission from the other Party, as technical materials may include Background IP and or Developed IP.

(g)	The Parties, in all cases, unless otherwise mutually agreed by the Parties, the promotional and technical materials may be branded with the Trademarks and the Parties’ Trademarks.

(h)	All use of the Trademarks in accordance with this clause will be deemed use authorised by and attributable to SCNT or AHI (as the case may be).

(i)	Nothing in this clause grants any proprietary rights in or to the Trademarks to the Parties or grants any proprietary rights in or to the Trademarks the Parties.

(j)	All rights in and to the Advanced Health Intelligence Trademarks remain unaltered by this Agreement and are retained by Advanced Health Intelligence, and all rights in and to the Changlin Network Technology Co Ltd Trademarks remain unaltered by this Agreement and are retained by Changlin Network Technology Co Ltd.

8.	Intellectual Property Rights

8.1	Ownership – Background IP

Ownership of Background IP is not altered by this Agreement. Without limitation:

(a)	AHI (or its Related Bodies Corporate) retains full ownership of the AHI Platform; and

(b)	SCNT (or its Related Bodies Corporate) retains full ownership of the SCNT Platform.

8.2	Ownership – Developed IP

(a)	Where IP is created by the use of the combined AHI Platform and SCNT Platform specifically for the purposes of SCNT PRC market development (Variant of Combined Application), the IP will be owned by SCNT.

(b)	Both Parties agree that the Intellectual Property Rights in the Variant of Combined Application, excluding the AHI Platform and the SCNT Platform, are vested in AHI to the extent that the AHI IP is integrated. IP related to the Extension of function and integration of that extension will be vested in SCNT. (or their respective nominated Related Bodies Corporate).

(c)	Both Parties agree that any Intellectual Property Rights developed to the AHI Platform or the SCNT Platform under clause 6.3 are vested in AHI and SCNT, respectively (or their respective nominated Related Bodies Corporate).

8.3	Party obligations

(a)	The Parties will provide or procure all consents, waivers, permissions or other authorisations (including from unrelated third Parties or individuals) as may be necessary to give full effect to the ownership provisions in 8.1 and 8.2.

(b)	The Parties will do all such further acts and execute and deliver all such further documents as may be necessary to give full effect to the ownership provisions in 8.1 and 8.2.

8.4	Prohibited activities

Each party (Obliged Party) must not (and must ensure that its Personnel do not), in relation to the Intellectual Property Rights of the other party:

(a)	copy (except as expressly permitted by this Agreement), disassemble, attempt to derive the source code of, modify or create derivative works or reverse engineer or decompile the Intellectual Property Rights of the other Party (including the Nominated Application of the other party);

(b)	use, or permit, the Intellectual Property Rights of the other party (including the Nominated Application of the other party) to be accessed or used in any way other than in a manner expressly permitted by this Agreement;

(c)	merge any third-party source code (including open-source code) with the Nominated Applications of the other party without written consent;

(d)	challenge the validity of any Intellectual Property Rights of the other party;

(e)	permit the Nominated Applications of the other party to be accessed in any unauthorised way, including via interfaces (including exposing or “passing through” a software API or otherwise making the application accessible as an API, unless specifically outlined in accordance with this agreement.

(f)	disclose to any third party the results of any competitive analysis that the party may perform in relation to the Nominated Applications of the other party; or

(g)	do or permit any other act that infringes the Intellectual Property Rights of the other party (or its licensors).

8.5	Notification of infringement claim

Each party must notify the other party promptly from the date it becomes aware of:

(a)	any actual or suspected infringement by a third party of the other party’s Intellectual Property Rights; or

(b)	any actual or threatened claim by a third party that its Intellectual Property Rights have or will be infringed by any act, omission, or permission by a party in connection with this Agreement.

8.6	Changlin Network Technology Co Ltd Undertakings

Except as expressly set out in this Agreement, SCNT undertakes:

(a)	not to copy the AHI Platform or Documentation except where such copying is necessary to commercialise the AHI Platform under this Agreement;

(b)	not to make alterations to, or modifications of, the whole or any part of the AHI Platform without the prior consent of AHI;

(c)	not to disassemble, de-compile, reverse engineer or create derivative works based on the whole or any part of the AHI Platform nor attempt to do any such things except to the extent that such actions cannot be prohibited because they are essential for the purpose of achieving inter-operability of the AHI Platform with another software program, and provided that the information obtained by CTI during such activities:

(i)	is used only for the purpose of achieving inter-operability of the AHI Platform with another software program;

(ii)	is not disclosed or communicated without AHI’s prior written consent to any third party to whom it is not necessary to disclose or communicate it; and

(iii)	is not used to create any software which is substantially similar to the AHI Platform;

(d)	to keep all copies of the AHI Platform secure and to maintain accurate and up-to-date records of the number and locations of all copies of the AHI Platform; and

(e)	to supervise and control the use of the AHI Platform and ensure that the AHI Platform is used by any third party who is sub-licensed, sold, or provided the AHI Platform in accordance with the terms of this Agreement.

8.7	Advanced Health Intelligence’s Undertakings

Except as expressly set out in this Agreement, Advanced Health Intelligence undertakes:

(a)	not to copy the SCNT Platform or Documentation except where such copying is necessary to commercialise the SCNT Platform under this Agreement;

(b)	not to make alterations to, or modifications of, the whole or any part of the SCNT Platform without the prior consent of SCNT.

(c)	not to disassemble, de-compile, reverse engineer or create derivative works based on the whole or any part of the SCNT Platform nor attempt to do any such things except to the extent that such actions cannot be prohibited because they are essential for the purpose of achieving inter-operability of the SCNT Platform with another software program, and provided that the information obtained by AHI during such activities:

(i)	is used only for the purpose of achieving inter-operability of the SCNT’s Platform with another software program;

(ii)	is not disclosed or communicated without SCNT’s prior written consent to any third party to whom it is not necessary to disclose or communicate it; and

(iii)	is not used to create any software which is substantially similar to the SCNT’s Platform;

(d)	to keep all copies of the SCNT Platform secure and to maintain accurate and up-to-date records of the number and locations of all copies of the SCNT’s Platform; and

8.8	Survival

This clause 8 survives the termination or expiration of this Agreement.

9.	Warranties and Indemnity

9.1	Warranties

Each party warrants to the other party that:

(a)	To the best of its knowledge, information and belief, at the date of this Agreement, no conflict of interest exists or is likely to arise in the performance of its obligations under this Agreement. Each party will inform the other party if any potential conflict of interest arises during the Term.

(b)	It has the full right and title to enter into this Agreement and to grant the rights it sets out to the other party.

9.2	Indemnity Changlin Network Technology Co Ltd

SCNT (and each of its Related Bodies Corporate) agrees to indemnify, defend and hold harmless AHI, its directors, shareholders, officers, agents, employees, successors and assigns from and against any and all claims, demands, suits, actions, judgments, damages, costs, losses, expenses (including attorneys’ fees and expenses, payable as incurred) and other liabilities arising from, in connection with or related in any way to, directly or indirectly:

(a)	any breach of this Agreement by SCNT; or

(b)	SCNT’s activities under this Agreement, including, without limitation, any unauthorised use by it or any of its clients of any portion of AHI Platform.

9.3	Indemnity Advanced Health Intelligence

AHI (and each of its Related Bodies Corporate) agrees to indemnify, defend and hold harmless SCNT, its directors, shareholders, officers, agents, employees, successors and assigns from and against any and all claims, demands, suits, actions, judgments, damages, costs, losses, expenses (including attorneys’ fees and expenses, payable as incurred) and other liabilities arising from, in connection with or related in any way to, directly or indirectly:

(a)	any breach of this Agreement by AHI; or

(b)	AHI’s activities under this Agreement, including, without limitation, any unauthorised use by it or any of its Clients of any portion of SCNT’s Platform.

10.	Confidentiality

10.1	Non-disclosure

(a)	A party must not, without the prior written approval of the other party, disclose the other party’s Confidential Information.

(b)	Each party will:

(i)	maintain absolute confidentiality in relation to the Confidential Information of the other party, in particular the know-how in any Nominated Application, which is a trade secret; and

(ii)	not use the Confidential Information for any other purpose other than to carry out the terms of this Agreement;

(c)	Each party must take all reasonable steps to ensure that its employees and agents, and any sub-contractors engaged for the purposes of this Agreement, do not make public or disclose the other party’s Confidential Information.

(d)	A party is not in breach of clause 10.1 in circumstances where it is legally compelled to disclose the other party’s Confidential Information.

(e)	In the event a party is legally compelled to disclose confidential information, the party must first inform the other party.

(f)	Notwithstanding any other provision of this clause 10.1, the Parties may disclose the terms of this Agreement (other than Confidential Information of a technical nature) to its related companies, solicitors, auditors, insurers and accountants provided such parties themselves abide by the terms of this clause 10.1.

10.2	Return of Confidential Information

(a)	Each party must on demand (Returning Party), return to the other party any Confidential Information supplied by the other party in connection with this Agreement.

(b)	The Returning Party will confirm promptly, in writing, to the other party when it has complied with all obligations in this clause 10.2. If requested by the other party, the Returning Party will make that confirmation in the form of a statutory declaration.

(c)	Notwithstanding the provisions of this clause 10, each party shall be entitled to retain on the terms of this clause 10 and not be required to destroy:

(i)	any Confidential Information that the party is required to retain by any Law or regulation to which the party is subject;

(ii)	electronic records on back-up storage tapes or a similar medium where to destroy such electronic records would be significantly impractical or prohibitively costly; or

(iii)	any material which may be relevant to the defence of any litigation, administrative proceedings or investigations.

10.3	Security and unauthorised access

Each party must use commercially reasonable efforts to ensure that all information and Materials of the other party (or its agents or contractors) in the custody of that party for purposes connected with this Agreement are protected at all times from unauthorised access or use by a third party, and from misuse, damage or destruction by any person.

10.4	Acknowledgement as to types of remedy

Each party acknowledges and accepts that:

(a)	the other party would suffer financial and other loss and damage if its Confidential Information was disclosed to any other person or used for any purpose other than as permitted by this Agreement and accordingly that monetary damages may be an insufficient remedy; and

(b)	in addition to any other remedy, which may be available in law or equity, the other party is entitled to injunctive relief to prevent a breach of any of this clause 10 and to compel specific performance of this clause 10.

10.5	Survival

The obligations in clause 10 survive the termination or expiration of this Agreement for as long as the information in question is Confidential Information.

11.	Dispute resolution

11.1	Dispute Resolution Process

(a)	A party claiming that a dispute or disagreement has arisen out of, or in connection with, this Agreement (Dispute) will, within five (5) Business Days of the Dispute arising, give written notice to the other Party providing particulars of the Dispute (Notice of Dispute) and, designating which of its authorised officers has authority to settle the Dispute.

(b)	The Parties will meet at a location as agreed between the Parties in writing within five (5) Business Days of receipt of the Notice of Dispute in accordance with clause 11.1(a), to seek to resolve the Dispute amicably.

(c)	If the Dispute has not been resolved within ten (10) Business Days of receipt of the Notice of Dispute in accordance with clause 11.1(a), the Parties agree to refer the Dispute to mediation administrated by a mediator recommended and accredited by IAMA in accordance with IAMA’s professional mediation rules.

(d)	If the Dispute has not been resolved within thirty (30) Business Days of receipt of the Notice of Dispute in accordance with clause 11.1(a) then (on the basis that the exhaustion of the dispute resolution process set out in this clause 11.1 is a condition precedent to the right of either Party to commence court proceedings in relation to the Dispute) then the party who first served the Notice of Dispute may commence litigation.

(e)	Any mediation discussions and proceedings undertaken in accordance with clause 11.1 constitute Confidential Information and will take place in a location agreed between the Parties in writing.

11.2	Urgent relief

Despite the condition precedent referred to in clause 11.1(d), nothing in this Agreement shall prevent either party seeking injunctive or urgent declaratory relief for any matter (including to protect Confidential Information) arising out of, or in connection with, this Agreement.

11.3	Obligations continue

Despite the existence of a Dispute, both Parties will at all times continue to fulfil all obligations under this Agreement, including in respect of confidentiality.

12.	Termination

12.1	Termination for cause

Either party (First Party) may terminate this Agreement immediately by written notice upon the occurrence of one of the following events:

(a)	The parties acknowledge and agree the termination clause will require further documentation to be broadened at the time this agreement is to become unconditioned with the payment of the license fee outlined in Schedule 3.

(b)	if the other party is in breach of this Agreement and that other party has failed to remedy the breach within thirty (30) days of a written notice to it from the First Party, specifying the breach and requiring it to be remedied;

(c)	if the other party is in breach of this Agreement and that breach is not capable of remedy, as reasonably determined by the First Party; or

(d)	an Insolvency Event occurs in respect of the other party.

12.2	Change of Control

Either party may terminate this Agreement immediately if there has been a Change of Control in respect of the other party, which is deemed to be commercially competitive or damaging to the other party.

12.3	Non-Deemed Change of Control in Case of Business Incorporation Change

(a)	In the event that SCNT undergoes a business incorporation change to facilitate its listing on a stock exchange, such change shall not be deemed a “Change of Control” as defined under this Agreement.

(b)	For the purposes of this Agreement, “Change of Control” shall be limited to a change in ownership or control of SCNT, wherein twenty-five percent (25%) or more of the voting rights, ownership interests, or shares in the Licensor are acquired by a third party, either directly or indirectly, through a merger, acquisition, or any other transaction resulting in a significant transfer of control.

(c)	Any business incorporation change undertaken by SCNT solely for the purpose of facilitating its listing on a stock exchange shall not alter or affect the rights and obligations of the parties under this Agreement. The Licensee acknowledges that such business incorporation changes are part of normal corporate activities and shall not result in a change of the underlying ownership or control of SCNT.

(d)	Both parties agree to cooperate in good faith to facilitate any necessary updates or amendments to this Agreement to reflect the business incorporation change for the purpose of the stock exchange listing, without altering the overall terms and intent of this Agreement.

12.4	No prejudice of rights

Termination shall not prejudice or affect any right or action which shall have accrued or shall thereafter accrue to either party under this Agreement.

13.	Consequences of termination

Subject to clause 14 (which rights continue until the expiry of the Transition-Out Period, which is defined in the Reference Schedule), upon termination or expiration of this Agreement:

(a)	the Transition-Out Period will commence;

(b)	all rights granted to the Parties under this Agreement shall cease (subject to clause 14);

(c)	the Parties must cease all activities authorised by this Agreement (subject to clause 14);

(d)	all monies owing under the agreement become immediately payable and due;

(e)	each party will cease using the brand and trademarks of the other party;

(f)	each party (First Party) must immediately return or (if requested to do so by other party) destroy all Materials belonging to the other party in the First Party’s possession or control;

(g)	the Parties may fulfil their obligations under any AHI MSA, Client Commercial Contract, which was executed prior to the Expiry Date; and

(h)	subject to the terms of clause 10 each party must cease use of, destroy and (if requested by the other party) return all Confidential Information of the other party.

14.	Transition Out

In the event that the agreement is terminated, the terminating party is required to provide the other party with a written notice at least ninety (90) days prior to the desired termination date.

Upon termination of this agreement, SCNT will cease all use of the licensed technology and will promptly return or destroy, as instructed by AHI, all materials and tangible items representing or containing the licensed technology.

In the event of termination for cause under this technology license agreement, any transition-out period will be subject to the discretion of AHI, with the duration and specifics being determined based on the severity of the breach that led to the termination. AHI reserves the right to dictate the terms of this transition in such circumstances to protect its rights, reputation, and intellectual property.

The agreement can only be terminated in accordance with the specific termination procedures outlined within this Agreement.

15.	Liability

As the Licences granted under this Agreement are for demonstration purposes only, the following Exclusions, Implied terms and Limitations of liability apply to the Licences in this Agreement.

As part of Commercialisation, where the Parties agree to enter into Client Commercial Contracts, each Client Commercial Contract will include a specific licence, warranties and liability’s pursuant to that Client Commercial Contract/opportunity / Client.

15.1	Exclusions

(a)	To the extent permitted by Law, in no event will a party be liable to the other party for Consequential Loss even if a party has been made aware of the possibility of such Consequential Loss prior to entering into this Agreement.

(b)	Each party agrees that the other party is not liable to third parties regarding, or arising out of or in connection with, this Agreement.

15.2	Implied terms

(a)	To the full extent permitted by Law, any term which would otherwise be implied into this Agreement is excluded.

(b)	In the event any statute implies terms into this Agreement which cannot be lawfully excluded, such terms will apply to this Agreement, save that the liability of each Party for breach of any such implied term will be limited in accordance with clause 15.3.

15.3	Limitation of liability

(a)	To the full extent not prohibited by Law, in no event shall AHI be liable for personal injury, or any incidental, special, indirect or consequential damages or Consequential Loss whatsoever, including, without limitation, damages for loss of data, business interruption or any other commercial damages or losses, arising out of or related to SCNT’s use or inability to use the AHI Platform, however caused, regardless of the theory of liability (contract, tort or otherwise) and even if AHI has been advised of the possibility of such damages. The foregoing limitations will apply even if the above stated remedy fails of its essential purpose.

(b)	To the full extent not prohibited by Law, in no event shall SCNT be liable for personal injury, or any incidental, special, indirect or consequential damages or Consequential Loss whatsoever, including, without limitation, damages for loss of data, business interruption or any other commercial damages or losses, arising out of or related to AHI’s use or inability to use the SCNT Platform, however caused, regardless of the theory of liability (contract, tort or otherwise) and even if SCNT has been advised of the possibility of such damages. The foregoing limitations will apply even if the above stated remedy fails of its essential purpose.

(c)	Subject to clause 15.1, to the extent that a Party is Liable under (or in connection with) this Agreement (Liable Party), then the Liable Party’s cumulative Liability in the aggregate (to the fullest extent permitted by law) shall in no event exceed the lesser of the total amount paid to the Liable Party by the other Party under this Agreement during the 6 month period preceding the date of the event which gave rise to the Liability or an amount recovered under the other Party’s policies of insurance for such Liability.

16.	Force Majeure

16.1	Suspension of obligations

If a party (Affected Party):

(a)	is prevented from, or delayed in, performance of an obligation by an event of Exceptional Circumstance; and

(b)	the Affected Party as soon as possible after the event of Exceptional Circumstance, notifies the other party providing particulars of:

(i)	the event of Exceptional Circumstance;

(ii)	the anticipated period of delay; and

(iii)	the action (if any action is reasonably possible) the Affected Party intends to take to mitigate the effect of the delay,

then those obligations of the Affected Party are suspended for the duration of the event of Exceptional Circumstance.

16.2	Obligation on other party

The party which is not the Affected Party must use all reasonable endeavours to remove or mitigate its Loss arising from, and the effects of, the event of Exceptional Circumstance.

17.	Privacy

Each party agrees to comply with Privacy Law in relation to the exercise of its rights and obligations under this Agreement.

18.	Governing law and jurisdiction

This agreement is governed by and construed in accordance with the laws of Hong Kong.

19.	Goods and Services Tax

19.1	GST exclusive

Unless expressly stated to the contrary all amounts expressed in this Agreement are exclusive of GST.

19.2	Recipient to pay Supplier

(a)	If a party (Supplier) is obliged under the GST Law to pay an amount of GST for a taxable supply made by the Supplier to another party (Recipient) under this Agreement, the Recipient must pay the Supplier an amount equal to the GST payable on the supply by the Supplier.

(b)	The Recipient must pay the amount referred to in (a) and any interest, penalties, fines or expenses relating to the GST, in addition to and at the same time as the consideration otherwise payable by the Recipient for the supply.

19.3	Tax Invoice

If requested by the Recipient, the Supplier must provide the Recipient with a Tax Invoice on or before payment of the amounts required by this clause 19.

19.4	Right to Audit

Advanced Health Intelligence Ltd reserves the right to conduct an audit, at its sole discretion, to ensure that Changlin Network Technology Ltd is complying with the terms and conditions outlined in the agreement. These audits may include, but are not limited to, financial, operational, or technical reviews and can be performed at any time upon reasonable notice. Changlin Network Technology Ltd is expected to provide full cooperation and access to necessary information during such audits.

20.	Miscellaneous

20.1	Exercise rights

A single or partial exercise or waiver by a party of any right under or relating to this Agreement will not prevent any other exercise of that right or exercise of any other right.

20.2	Merger

If the liability of a party to pay money under this Agreement becomes merged in any deed, judgment, order or other things, the party liable must pay interest on the amount owing from time to time under that deed, judgment, order or other things at the higher of the rate payable under this Agreement and that fixed by or payable under that deed, judgment, order or other things.

20.3	No Assignment

Neither party shall assign, transfer or novate all or any part of its rights or obligations under or relating to this Agreement or grant, declare, create or dispose of any right or interest in it, without the prior written consent of the other party. Consent to assignment, transfer or novation shall not be unreasonably withheld.

20.4	Remedies cumulative

The rights and remedies under this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

20.5	Severability

If a provision of this Agreement is illegal, invalid, unenforceable or void in a jurisdiction it is severed for that jurisdiction and the remainder of this Agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected.

20.6	Further assurance

Each party must promptly at its own cost do all things (including executing and delivering all documents) necessary or desirable to give full effect to this Agreement and the transactions contemplated by it.

20.7	Costs

Each party is responsible for its own costs in the negotiation and performance of this Agreement.

20.8	Variation

An amendment or variation to this Agreement is not effective unless it is in writing and signed by the Parties.

20.9	Waiver

(a)	A party’s waiver of a right under or relating to this Agreement, whether prospectively or retrospectively, is not effective unless it is in writing and signed by that party.

(b)	No other act, omission or delay by a party will constitute a waiver of a right.

20.10	Counterparts

This agreement may be executed in any number of counterparts, each of which will be considered an original but all of which will constitute one and the same instrument. A party who has executed a counterpart of this Agreement may deliver it to, or exchange it with, another party by:

(a)	faxing; or

(b)	emailing a PDF (portable document format) copy of,

the executed counterpart to that other party.

20.11	Whole agreement

This agreement:

(a)	is the entire agreement and understanding between the Parties relating to the subject matter of this Agreement; and

(b)	supersedes any prior agreement, representation (written or oral) or understanding on anything connected with that subject matter.

Schedule 1 – Reference Schedule

1.	Advanced Health Intelligence’s Address Details

Address:	Suite 5, 71–73 South Perth Esplanade South Perth, WA, 6151, Australia

Electronic Mail:	vlado@ahi.tech

Attention:	Vlado Bosanac

2.	Changlin Network Technology Co Ltd Address Details

Address:	Room 801, D1, 1500 Century Avenue, Shanghai Pilot Free Trade Zone, Shanghai, PRC 200120

Electronic Mail:	Russell.Bateman@bigpond.com

Attention:	Russell Bateman

3.	Advanced Health Intelligence Platform

The Advanced Health Intelligence Platform (AHI Platform) consists of Software Development Kits (SDKs) and cloud platforms to facilitate the following mobile phone-based scans and screening capabilities. FaceScan, BodyScan, DermaScan and a four step Biometric Health Assessment (BHA). AHI owns the Intellectual Property Rights in the face, body, and BHA scans SDKs and cloud platforms, or has authority from the owner(s) of the Intellectual Property Rights in the SDKs and cloud platforms to license PRC Technologies Inc (SCNT) to integrate the scan SDKs and cloud platforms with the PRC Technologies Inc Platform (SCNT Platform).

4.	Field of Use

This agreement, including the Licences, is only for use in commercial opportunities to collectively monetise the AHI and SCNT Platforms. The Parties agree to enter into Client Commercial Contracts specific to the Commercialisation, or commercial opportunity.

Where SCNT would like to provide demonstration access to the AHI Platform to a third party, the Parties agree that prior to providing access:

(i)	SCNT will request permission in writing from AHI to provide access to a specified third party.

(ii)	AHI will at its discretion either approve or deny permission in writing within 5 Business Days.

(iii)	Unless otherwise agreed by the Parties in writing third party access will be limited to an agreed number of Active Users from the third party, for a period of 2 weeks.

(iv)	Where SCNT is deploying a demonstration access derived from its Variant Combined Application access will be at the discretion of SCNT.

5.	Commencement Date

The date the last party to this Agreement executes this Agreement.

6.	Expiry Date

The agreement is in perpetuity and will not have an expiry date once the initial                              license fee is paid and

Will then be governed by the termination rights of this agreement.

7.	Transition-Out Period

[90 days.]

8.	Trademarks

Advanced Health Intelligence:

●	To be provided on or before closing

9.	Product Integration

●	SCNT and AHI will work together to design and implement the Product Integration within 120 days of the payment of the License fee to AHI.

●	AHI will work with SCNT to deliver a Commercial version of the AHI Platform within AHI’s capacity to assist with the localised requirements of the PRC.

●	Once the Product Integration is complete, SCNT agrees that all marketing and commercialisation falls solely on SCNT to promote the use of the SCNT Platform to channel partners, across PRC.

●	The Parties agree that for use of the SCNT Platform will be at SCNT’s discretion. But will only be for the use of SCNT’s customers within PRC.

Executed by the Parties

Dated this 2nd day of August 2023

EXECUTED by ADVANCED HEALTH INTELLIGENCE LIMITED (ACN 602 111 115) in accordance with section 127 of the Corporations Act 2001 (Cth):	) ) )

/s/ Scott Montgomery		/s/ Simon Durack
Signature of Chief Executive Officer		Signature of company secretary

Scott Montgomery		Simon Durack
Name of director		Name of company secretary

EXECUTED by SHANGHAI CHANGLIN NETWORK TECHNOLOGY CO LTD in accordance with its constituent documents and place of incorporation:	) ) ) )

/s/ Russell Bateman		/s/ Cecilia Qiao
Signature of director		Signature of director

Russell Bateman		Cecilia Qiao
Name of director		Name of director

SCHEDULE 2 - Service Level Agreement (SLA)

1.	Definitions and Interpretation

1.1.	This Service Level Agreement (SLA) forms part of the Agreement. In this SLA, definitions and any rules of construction in the attached Terms and Conditions, are hereby incorporated into this SLA by reference.

2.	Availability Target

2.1.	We will use our best endeavours to make the AHI Platform Available, as measured over each calendar month during the Term (each such calendar month, a Service Period), at least 99% of the time, excluding only the time it is not Available solely as a result of your breach of the Agreement, Your App, a Scheduled Outage, an outage of any infrastructure or hosting service supplied by Amazon Web Services or a Force Majeure Event. ’Available’ means the AHI Platform is available and operable for access by Your App via the Licensed SDKs.

3.	Provision of Support Services

3.1.	Where Support Services are specified in the Commercial Details, we shall use our best endeavours to respond to any request for:

(a)	technical support with respect to any reproducible malfunction in the Licensed SDKs or the AHI Platform that you report to us that prevents the Licensed SDKs from performing materially in accordance with the Documentation (Software Error); and

(b)

technical support with respect to an anthropometric measurement capture or result, or transdermal optical imaging capture or result Measurement Error),

in accordance with the applicable response times specified in clause 6.2 of this SLA (collectively, the Support Services).

4.	Support Services Conditions

4.1.	You must:

(a)	provide us with prompt access to your technical environment, including any software, systems, equipment, and networks via remote access, as reasonably required by us to provide the Support Services; and

(b)	provide us with access to all of your necessary Personnel and/or documentation as reasonably required by us to provide the Support Services.

5.	Technical Support

5.1.	The Support Services are limited to the provision of ClickUp Support (tickets) and email support during Business Hours to your designated Personnel approved by us (Support Staff) to answer questions from your Support Staff.

5.2.	The Support Services will be provided through your Client Portal in ClickUp, for all technical support, which operates during Business Hours. Access to the ClickUp Support Services has been provided to you by us through which your Support Staff can request the Support Services referred to in clause 5.1.

5.3.	If you require Support Services during the Term, you must notify us that you require technical support (Support Request) in accordance with the following procedure:

(a)	you must create a Support Request (ticket) in ClickUp and assign the request to one of our support team in accordance with clause 5.2;

(b)	you must create a new Support Request for each item / topic requiring support;

(c)	when issuing a Support Request, you must ensure that you provide to us:

(i)	the impacted User’s unique identification number as designated by us;

(ii)	the make, model and operating system of the impacted User’s mobile device (where applicable);

(iii)	a detailed description of the Software Error or Measurement Error;

(iv)	details of the version number of the Licensed SDK/s that the Personnel or User is experiencing the Software Error or Measurement Error with;

(v)	evidence of the Software Error or Measurement Error; and

(vi)	any other information reasonably required by us.

5.4.	We shall have no obligation to provide any Support Services with respect to the Licensed SDKs or the AHI Platform to any of your Personnel or Users, other than your Support Staff.

5.5.	You must provide Level 1 Technical Support to Users.

5.6.	We may temporarily suspend the operation of the Licensed SDKs and/or the AHI Platform or your access to them as reasonably required by us to perform the Support Services.

6.	Support Service Prioritisation

6.1.	We will prioritise support services requested by you under this SLA in accordance with the following severity code classification (as determined by us in our absolute discretion):

●	Major (Severity 1) – A Software Error or Measurement Error which either (a) impacts an essential part of Your App; or (b) materially impacts your business operations.

●	Normal (Severity 2) – An Error or Measurement Error which either (a) impacts a non-essential part of Your App; or (b) does not materially impact your business operations.

6.2.	We will use reasonable endeavors to acknowledge the receipt of any relevant request for Support Services (provided you have assigned the support request to one of our support staff), pursuant to this SLA, within the following timeframes:

Severity Level	Target Response Time	Target Resolution Time
Severity Level 1	1 Business Hour	1 Business Day
Severity Level 2	4 Business Hours	5 Business Days

The Target Response Time is measured from the time we receive a Support Request. If a support request is sent outside Business Hours it shall be deemed to be received by us at 9.00 am on the next Business Day. The Target Resolution Time is measured from the time we acknowledge receipt of your Support Request.

6.3.	We will use reasonable endeavors to resolve the Software Error or Measurement Error (including by providing a workaround) the subject of any Support Request, within the Target Resolution Time.

6.4.	Support Levels are defined as:

Level	Provided By	Description
Level 1	You	Your Support Staff provides end user, first line support in accordance with Support Documentation
Level 2	AHI	Our Support Staff to provide support to your Designated Support Staff if a Support Request is unable to be resolved
Level 3	AHI	Our technical support staff to provide support to Level 2 Support Staff.

7.	Exclusions

7.1.	We shall have no obligation to provide any Support Services or other technical support with respect to the Licensed SDKs or the AHI Platform other than as expressly required pursuant to this SLA. In addition, and without limiting the foregoing provisions, we shall have no obligation to provide Support Services:

(a)	for Software Errors or Measurement Errors occurring during a planned or scheduled outage by us or our hosting providers;

(b)	with respect to any Software Error or Measurement Error resulting from your and/or your Personnel’s or Users’ action or inaction;

(c)	for errors caused by or in connection with a Force Majeure Event;

(d)	any Software Errors or Measurement Errors caused by use of the Licensed SDKs in conjunction with any third-party software;

(e)	for Software Errors or Measurement Errors resulting from third-party software bugs and defects;

(f)	with respect to Software Errors or Measurement Errors caused by or relating to your technical environment;

(g)	with respect to any Error or Measurement Error caused by your Personnel’s or Users’ breach of the Agreement; or

(h)	if you have failed to pay any outstanding Fees to us as and when due and payable.

Commercial in Confidence	Master Services Agreement

Schedule 3 – Commercial pricing and terms and holdings

1	Commercial structure of SCNT shareholding

1.1	The parties agree that at the time of the finalization of the license fee payment and formal agreements, AHI will be granted the equivalent shareholding of SCNT.

1.2	The License fee will be paid no later the 90 days from the execution of this document unless mutually extended.

1.3	AHI grants SCNT a standstill period of 120 days from the execution of this agreement.

2	Pricing terms

2.1	AHI will be paid for the initial granting of the AHI Platform License to SCNT;

2.2	AHI will be paid an annual Platform License Fee of commencing on the first anniversary of the initial license payment.

2.3	SCNT will pay the annual license fee on each 12-month anniversary of the initial license granting.

3	Gross revenue share

3.1	Gross Revenue received from the sublicensing of the AHI Platform and the Customer Commercial Contracts (following the launch of the Product) will be split between the Reseller and AHI:

3.4	The revenue share will be paid by SCNT quarterly in arrears.

4	IPo event

4.1	Should Changlin Network Technology Co Ltd initiate a public offering, AHI will have a right participate as an ordinary equity shareholder or be adjusted accordingly in dilution Pari passu to all shareholder.

5	New versions and updates to the ahi platform

As new versions of the AHI Platform become available, AHI shall notify SCNT and shall provide the latest version with a release note detailing changes.

Commercial in Confidence	Master Services Agreement